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                                                                    Exhibit 99.1


                                  PRESS RELEASE

     FIRST FEDERAL FINANCIAL BANCORP, INC. ANNOUNCES ADOPTION OF STOCKHOLDER
                           PROTECTION RIGHTS PLAN

      Ironton, Ohio; May 23, 2001. First Federal Financial Bancorp, Inc. (the "Company") announced that its Board of Directors has adopted a stockholder protection rights plan by declaring a dividend distribution of one preferred share purchase right for each outstanding share of the Company's Common Stock. For each share of Common Stock issued in the future, one such right also will attach automatically.

      The dividend distribution will be payable May 23, 2001, to stockholders of record on the same date. The rights will expire 10 years later. The rights distribution is not taxable to stockholders and will not change the way shares of the Company's Common Stock are traded.

      Each right entitles stockholders to buy one one-hundredth of a share of a new series of preferred stock for $40.00. The rights may be exercised only if a person or group acquires beneficial ownership of 10% or more of the Company's Common Stock or announces a tender offer or exchange offer that would result in ownership of 10% or more of the Common Stock, except with respect to an offer for 100% of the Company's outstanding shares of Common Stock at a price and on terms determined by at least a majority of the Board of Directors to be both adequate and in the best interests of the Company and its stockholders. The Company generally may redeem the rights for one cent each at any time before any person or group acquires beneficial ownership of 10% or more of the Common Stock.

      In the event that any person acquires beneficial ownership of 10% or more of the Company's Common Stock (except as to certain transactions for 100% of the Company's Common Stock which are determined by at least a majority of the Board of Directors to be in the best interests of the Company and its stockholders), all rights holders, except the acquiror and affiliates and associates thereof, will be entitled to purchase Common Stock from the Company at 50% of the market price. If the Company is acquired in a merger, statutory share exchange or other business combination after the acquisition of beneficial ownership of 10% or more of the Common Stock, rights holders, other than the acquiror and affiliates and associates thereof, will be entitled to purchase the acquiror's shares at a similar discount.

      The Plan is intended to protect the interests of stockholders of the Company by discouraging unfair or financially inadequate takeover proposals and abusive takeover practices. The Plan is designed to achieve this objective by encouraging a potential acquirer to negotiate with the Board of Directors. The Plan was not adopted so as to preclude any specific effort to acquire control of the Company.



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      First Federal Financial Bancorp, Inc.'s principal business is conducted through its wholly-owned subsidiary, First Federal Savings Bank. First Federal Savings Bank conducts business through two banking offices, one located in Ironton, Ohio and the other in Proctorsville, Ohio.
















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